Exhibit 10.14

October 20, 2020

Sarissa Capital Acquisition Corp.

660 Steamboat Rd.

Greenwich, CT 06830

Re:	Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between Sarissa Capital Acquisition Corp., a Cayman Islands exempted company (the “Company”), and Cantor Fitzgerald & Co., as representative (the “Representative”) of the underwriters named therein (the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”) of 20,125,000 of the Company’s units (including up to 2,625,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), and one-third of one redeemable warrant (each whole warrant, a “Warrant”). Each Warrant entitles the holder thereof to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment. The Units will be sold in the Public Offering pursuant to a registration statement on Form S-1 and a prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”). Certain capitalized terms used herein are defined in paragraph 1 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sarissa Capital Acquisition Sponsor LLC (the “Sponsor”) and each of the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team (each, an “Insider” and, collectively, the “Insiders”) hereby agrees with the Company as follows:

1. Definitions. As used herein, (i) “Articles” shall mean the Company’s Amended and Restated Memorandum and Articles of Association, as the same may be amended from time to time; (ii) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses; (iii) “Founder Shares” shall mean the 5,031,250 Class B ordinary shares of the Company, par value $0.0001 per share, held by the Sponsor (up to an aggregate of 656,250 shares of which are subject to complete or partial forfeiture by the Sponsor if the over-allotment option is not exercised in full by the Underwriters); (iv) “Private Placement Warrants” shall mean the warrants to purchase up to an aggregate of 3,083,333 Ordinary Shares of the Company (or up to 262,500 additional Ordinary Shares if the Underwriters’ over-allotment option is exercised in full) that the Sponsor has agreed to purchase for an aggregate purchase price of $4,624,999.50 (or up to an additional $393,750 if the Underwriters’ over-allotment option is exercised in full), or $1.50 per warrant, in a private placement that shall close simultaneously with the consummation of the Public Offering;

(v) “Public Shareholders” shall mean the holders of Ordinary Shares included in the Units issued in the Public Offering; (vi) “Public Shares” shall mean the Ordinary Shares included in the Units issued in the Public Offering; (vii) “Trust Account” shall mean the trust account into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants shall be deposited; and (viii) “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

2. Representations and Warranties.

(a) The Sponsor and each Insider, with respect to itself, herself or himself, represent and warrant to the Company, severally and not jointly, that it, she or he has the full right and power, without violating any agreement to which it, she or he is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement, and, as applicable, to serve as an officer of the Company and/or a director on the Company’s Board of Directors (the “Board”), as applicable, and each Insider hereby consents to being named in the Prospectus, road show and any other materials as an officer and/or director of the Company, as applicable.

(b) Each Insider represents and warrants, with respect to herself or himself, severally and not jointly, that such Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all material respects and does not omit any material information with respect to such Insider’s background. The Sponsor’s and each Insider’s questionnaire furnished to the Company is true and accurate in all material respects. The Sponsor and each Insider represents and warrants, severally and not jointly, that it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding; and it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

3. Business Combination Vote. The Sponsor and each Insider, with respect to itself, herself or himself, agrees that if the Company seeks shareholder approval of a proposed initial Business Combination, then in connection with such proposed initial Business Combination, it, she or he, as applicable, shall vote any Founder Shares and any Ordinary Shares held by it, her or him, as applicable, in favor of such proposed initial Business Combination (including any proposals recommended by the Board in connection with such Business Combination) and not redeem any Public Shares held by it, her or him, as applicable, in connection with such shareholder approval. If the Company engages in a tender offer in connection with any proposed Business Combination, the Sponsor and each Insider, with respect to itself, herself or himself, agrees that it, he or she will not seek to sell its, his or her Ordinary Shares to the Company in connection with such tender offer.

4. Failure to Consummate a Business Combination; Trust Account Waiver.

(a) The Sponsor and each Insider hereby agree, with respect to itself, herself or himself, that in the event that the Company fails to consummate an initial Business Combination within the time period set forth in the Articles, the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish all Public Shareholders’ rights as shareholders of the Company (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the other requirements of applicable law. The Sponsor and each Insider agree not to propose any amendment to the Articles (i) that would modify the substance or timing of the Company’s obligation to provide holders of the Public Shares the right to have their shares redeemed in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete an initial Business Combination within the required time period set forth in the Articles or (ii) with respect to any other material provision relating to the rights of holders of Public Shares or pre-initial Business Combination activity, unless the Company provides its Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes, if any, divided by the number of then-outstanding Public Shares. The Sponsor and each Insider agree to waive their respective redemption rights with respect to Public Shares owned by them in connection with a shareholder vote to approve an amendment to the Articles (i) that would modify the substance or timing of the Company’s obligation to provide holders of the Public Shares the right to have their shares redeemed in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete an initial Business Combination within the required time period set forth in the Articles or (ii) with respect to any provision relating to the rights of holders of Public Shares or pre-initial Business Combination activity.

(b) The Sponsor and each Insider, with respect to itself, herself or himself, acknowledges that it, she or he has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by it, her or him, if any. The Sponsor and each Insider hereby further waives, with respect to any Founder Shares and Public Shares held by it, her or him, as applicable, any redemption rights it, she or he may have in connection with the completion of the Company’s initial Business Combination, including without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase Ordinary Shares (although the Sponsor, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Public Shares they hold if the Company fails to consummate an initial Business Combination within the required time period set forth in the Articles).

5. Lock-up; Transfer Restrictions.

(a) The Sponsor and each Insider agree that they shall not Transfer any Founder Shares (the “Founder Shares Lock-up”) until the earliest of (A) one year after the completion of the Company’s initial Business Combination and (B) the date following the completion of an initial Business Combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Founder Shares Lock-up Period”). Notwithstanding the foregoing, if, subsequent to an initial Business Combination, the closing price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, the Founder Shares shall be released from the Founder Shares Lock-up.

(b) Subject to the provisions set forth in paragraph 5(c), the Sponsor and each Insider agree that they shall not effectuate any Transfer of Private Placement Warrants or Ordinary Shares issuable upon the exercise of the Private Placement Warrants until 30 days after the completion of an initial Business Combination (the “Private Placement Warrants Lock-up Period” and, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 5(a) and (b), Transfers of the Founder Shares, Private Placement Warrants and Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares and that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 5(c)) are permitted (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (b) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the Founder Shares, Private Placement Warrants or Ordinary Shares, as applicable, were originally purchased; (f) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (g) to the Company for no value for cancellation in connection with the consummation of its initial Business Combination; (h) in the event of the Company’s liquidation prior to the completion of its initial Business Combination; or (i) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of an initial Business Combination; provided, however, that in the case of clauses (a) through (f), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in this Letter Agreement and by the same agreements entered into by the Sponsor with respect to such securities (including provisions relating to voting, the Trust Account and liquidating distributions).

(d) During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of the Representative Transfer any Units, Ordinary Shares, Founder Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares owned by it, him or her. Each of the Insiders and the Sponsor acknowledges and agrees that, prior to the effective date of any release or waiver of the restrictions set forth in this paragraph 5, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (i) the release or waiver is effected solely to permit a transfer of securities that is not for consideration and (ii) the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

6. Remedies. The Sponsor and each of the Insiders hereby agree and acknowledge that (i) each of the Underwriters and the Company would be irreparably injured in the event of a breach by the Sponsor or such Insider of its, her or his obligations, as applicable under paragraphs 2, 3, 4, 5, 7, 10 and 11, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7. Payments by the Company.

(a) Except as disclosed in the Prospectus, neither the Sponsor nor any Insider nor any affiliate of the Sponsor or any Insider, nor any director or officer of the Company nor any affiliate of the directors and officers shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any payment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: repayment of a loan and advances up to an aggregate of $300,000 made to the Company by the Sponsor; reimbursement for any out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination; and repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by the Sponsor or any of the Company’s officers or directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if the Company does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

(b) Commencing on the effective date of the Prospectus for the Public Offering and continuing until the earlier of (i) the consummation by the Company of an initial Business Combination or (ii) the Company’s liquidation as described in the Prospectus, the Sponsor shall make available to the Company, in an amount not to exceed $10,000 per month, certain office space and administrative and support services as may be required by the Company from time to time, situated at 660 Steamboat Rd. Greenwich, CT 06830 (or any successor locations).

8. Director and Officer Liability Insurance. The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and the Insiders shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

9. Termination. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods and (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall terminate earlier in the event that the Public Offering is not consummated and closed by March 31, 2021; provided further that paragraph 10 of this Letter Agreement shall survive such liquidation for a period of six years.

10. Indemnification. In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its initial Business Combination within the time period set forth in the Articles, the Sponsor (which, for purposes of clarification, shall not extend to any other shareholders, members or managers of the Sponsor) (the “Indemnitor”) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company (except for the Company’s independent auditors) or (ii) any prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement for a Business Combination agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor (x) shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent auditors) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of interest that may be withdrawn to pay the Company’s tax obligations, (y) shall not apply to any claims by a third party or Target who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense. For the avoidance of doubt, none of the Company’s officers or directors will indemnify the Company for claims by third parties, including, without limitation, claims by vendors and prospective Targets.

11. Forfeiture of Founder Shares. To the extent that the Underwriters do not exercise their over-allotment option to purchase additional Units within 45 days from the date of the Prospectus in full or in part (as further described in the Prospectus), the Sponsor agrees to automatically surrender to the Company for no consideration, for cancellation at no cost, an aggregate number of Founder Shares so that the number of Founder Shares that remains outstanding after such forfeiture will equal 20% of the sum of the total number of Ordinary Shares and Founder Shares outstanding at such time. The Sponsor and each Insider further agree that to the extent that the size of the Public Offering is increased or decreased, the Company will effect a share capitalization or a share repurchase, as applicable, with respect to the Founder Shares immediately prior to the consummation of the Public Offering in such amount as to maintain the number of Founder Shares at 20% of the sum of the total number of Ordinary Shares and Founder Shares outstanding at such time.

12. No Joint and Several Liability. Notwithstanding anything that may be expressed or implied in this Letter Agreement, the obligations of the Sponsor and each Insider hereunder shall be several and not joint. Accordingly, in the event of a breach of this Letter Agreement by the Sponsor or any Insider (the “Breaching Party”), no other person other than the Breaching Party shall have any liability for any obligations or liabilities hereunder with respect to any claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) arising out of, or in connection with, a breach by the Breaching Party under this Letter Agreement.

13. Entire Agreement. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

14. Neutral Construction. The parties agree that this Letter Agreement was negotiated at arms-length and that the final terms hereof are the product of the parties’ negotiations. This Letter Agreement will be deemed to have been jointly and equally drafted by both parties, and the provisions hereof will not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.

15. Assignment. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor, each of the Insiders and each of their respective successors, heirs, personal representatives, assigns and permitted transferees.

16. No Third Party Beneficiaries. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

17. Counterparts. This Letter Agreement may be executed in any number of original or facsimile counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

18. Effect of Headings. The paragraph headings herein are for convenience only and are not part of this Letter Agreement and shall not affect the interpretation thereof.

19. Severability. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

20. Governing Law. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

21. Waiver of Jury Trial. THE PARTIES TO THIS LETTER AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS LETTER AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS LETTER AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS LETTER AGREEMENT MAY FILE A COPY OF THIS LETTER AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

22. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or other electronic transmission.

[Signature Page Follows]

Sincerely,

SARISSA CAPITAL ACQUISITION SPONSOR LLC

By:	/s/ Eric Vincent
Name: Eric Vincent
Title: President

By:	/s/ Alexander Denner
Alexander Denner

By:	/s/ Mark DiPaolo
Mark DiPaolo

By:	/s/ Eric Vincent
Eric Vincent

By:	/s/ Odysseas Kostas
Odysseas Kostas

By:	/s/ Simos Simeonidis
Simos Simeonidis

By:	/s/ Patrice Bonfiglio
Patrice Bonfiglio

By:	/s/ Mark Timney
Mark Timney

By:	/s/ Louis Paglia
Louis Paglia

[Signature Page to Letter Agreement]

Acknowledged and agreed:

SARISSA CAPITAL ACQUISITION CORP.

By:	/s/ Patrice Bonfiglio
Name: Patrice Bonfiglio
Title: Chief Financial Officer

[Signature Page to Letter Agreement]